                                   EXHIBIT 11
                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                             PITT-DES MOINES, INC.



                                             YEARS ENDED DECEMBER 31,
                                           1993        1992        1991
                                        ----------  ----------  ----------
PRIMARY
    Average shares outstanding           2,323,645   2,414,670   2,449,018
    Dilutive stock options based on
      treasury stock method using
      average market price                   2,002      10,841      15,652
                                        ----------  ----------  ----------
                                         2,325,647   2,425,511   2,464,670
                                        ==========  ==========  ==========
    Net income                          $1,037,941  $4,900,013  $7,853,177
                                        ==========  ==========  ==========

    Net income per share                      $.45       $2.02       $3.19
                                        ==========  ==========  ==========




FULLY DILUTED
    Average shares outstanding           2,323,645   2,414,670   2,449,018
    Dilutive stock options based on
      treasury stock method using
      greater of year-end or average
      market price                           2,002      11,444      17,836
                                        ----------  ----------  ----------
                                         2,325,647   2,426,114   2,466,854
                                        ==========  ==========  ==========
    Net income                          $1,037,941  $4,900,013  $7,853,177
                                        ==========  ==========  ==========


  Net income per share                        $.45       $2.02       $3.18
                                        ==========  ==========  ==========


                                      -48-